For period ending  September 30, 2006

File number 811-7096


       EXHIBIT 77O


FORM 10f-3
Registered Domestic Securities and Government Securities


Fund:	 Investment Grade Municipal Income Fund Inc._________________
 ___________________

Name of Adviser or Sub-Adviser__UBS Global Asset Management
_____________________________

1.	Issuer:    NJ Transportation Trust Fund

2.	Date of Purchase:  May 24, 2006
 3.  Date offering commenced: May 23, 2006

4.	Underwriter(s) from whom purchased: Bear Stearns

5.	Affiliated Underwriter managing or participating in
syndicate: UBS

6.	Aggregate principal amount or number of shares
purchased:  3,863,335

7.	Aggregate principal amount or total number of shares
of offering:  2,811,239,789.60

8.	Purchase price per unit or share (net of fees and
expenses):  $110.381

9.	Initial public offering price per unit or share:
$110.381

10.	Commission, spread or profit:  	%	$5.00 per
bond__________

11.	Have the following conditions been satisfied?
YES
NOa.	The securities are part of an issue registered under the
Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities (as defined in
section 2(a)(16) of the 1940 Act).	 __X___	_______

b.  	The securities were purchased prior to the end of the
first day on which any sales are made (of, if a rights offering, the securities were purchased on or before the fourth day
preceding the day on which the offering terminated).
___X___	_______

c.  	The securities were purchased at a price not more
than the price paid by each purchaser in the offering.
	___X___	_______

d.  	The underwriting was a firm commitment underwriting.
	___X___	_______

e.	The commission, spread or profit was reasonable and
fair in relation
to that being received by others for underwriting similar
securities
during the same period.	___X___	_______

The issuer of the securities and any predecessor has been in continuous operation for not less than three years.
___X___	_______

The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable)
exercises investment discretion did not exceed 25% of the principal
amount of the offering.		___X___	_______

h.	No Affiliated Underwriter was a direct or indirect
participant in or beneficiary of the sale.
___X___	_______

Note:  Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.  In particular, Affiliated
Underwriter is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved:  /s/Kevin McIntyre
Date:	July 3, 2006___